Exhibit 99.1

Solaris Oilfield Infrastructure Announces Appointment of Ray N. Walker, Jr. to its Board of Directors

HOUSTON, August 13, 2018 (BUSINESS WIRE) – Solaris Oilfield Infrastructure, Inc. (NYSE:SOI) (“Solaris” or the “Company”), a leading independent provider of supply chain management and logistics solutions designed to drive efficiencies and reduce costs for the oil and natural gas industry, today announced that a new independent director, Ray N. Walker, Jr. has been appointed to the Company’s Board of Directors (the “Board”) effective August 10, 2018. This appointment replaces a previously vacant role. With the addition of Mr. Walker, the Company’s Board is composed of seven members.

“On behalf of Solaris’ Board, I am delighted to welcome Ray to the team,” said Bill Zartler, Chairman of the Board and CEO. “As one of the early pioneers of horizontal drilling and completion techniques, Ray brings invaluable experience and leadership to Solaris. We look forward to learning from Ray’s insight and perspective as Solaris continues to deliver value added supply chain products and technologies to the oil & gas industry.”

“I am honored to join Solaris’ Board of Directors,” said Ray Walker. “As a Solaris customer during my time with Range Resources, I have experienced first-hand the unparalleled benefits of Solaris’ products and solutions. Solaris is a transformative and valued partner to the industry. Based on my experience developing shale plays across multiple-basins, I believe Solaris has an exciting future ahead to continue help customers solve challenges through innovative solutions.”

Mr. Walker brings more than 39 years of oil and gas operations and management experience to Solaris, most recently as Executive Vice President and Chief Operating Officer of Range Resources Corporation (“Range”), a leading independent natural gas company. During Mr. Walker’s 12-years at Range, he served in a series of roles of increasing responsibility, including starting and managing Range’s Marcellus division as the company’s first employee in Pennsylvania. Mr. Walker was responsible for building Range’s organization in the basin, developing more than 1.3 million acres and growing production to over 2 Bcfe per day. Mr. Walker is a published industry leader and has led the creation and implementation of many breakthrough technologies and processes. Mr. Walker was also a founder and the first chairman of the Marcellus Shale Coalition. Prior to joining Range, Mr. Walker held various technical and management roles at Halliburton Company, Union Pacific Resources Corp and as an independent consultant. Mr. Walker holds a Bachelor of Science degree in Agricultural Engineering with honors from Texas A&M University.

About Solaris Oilfield Infrastructure, Inc.

Solaris Oilfield Infrastructure, Inc. (NYSE:SOI) manufactures and provides patented mobile proppant management systems that unload, store and deliver proppant at oil and natural gas well sites. These patented systems are deployed in many of the most active oil and natural gas basins in the United States, including the Delaware Basin, the Eagle Ford Shale, the Midland Basin, the STACK/SCOOP formation, Marcellus/Utica Shale, the Haynesville Shale, the Rockies and the Barnett Shale. Solaris’ high-capacity transload facility in Kingfisher, Oklahoma serves customers with operations in the STACK/SCOOP formation. Solaris’ software based solutions improve proppant supply chain management, from mine to well head. Additional information is available on the Solaris’ website, www.solarisoilfield.com.

Contacts:

Kyle Ramachandran

President and Chief Financial Officer

(281) 501-3070

IR@solarisoilfield.com

Solaris Oilfield Infrastructure, Inc.